OPTION AGREEMENT

AMONG

CORE VALUES MINING & EXPLORATION COMPANY,

CORE VALUES MINING & EXPLORATION COMPANY SUCURSAL COLOMBIA,

AND

UNIVERSAL GOLD HOLDINGS (CAYMAN), LIMITED

DATED AS OF

April 23, 2010

OPTION AGREEMENT

THIS AGREEMENT IS made as of the 23rd day of April 2010

AMONG:

CORE VALUES MINING & EXPLORATION COMPANY, a corporation continued under the laws of the Cayman Islands

(hereinafter called “CVME”)

OF THE FIRST PART

CORE VALUES MINING & EXPLORATION COMPANY SUCURSAL COLOMBIA, a corporation incorporated under the laws of Colombia

(hereinafter called “CVMEC”)

OF THE SECOND PART

AND

UNIVERSAL GOLD HOLDINGS (CAYMAN), LIMITED a limited company incorporated under the laws of the Cayman Islands

(hereinafter called lip “PARTNER”)

OF THE THIRD PART

WHEREAS:

(A)	CVME is a Corporation incorporated under the laws of the Cayman Islands;

(B)	CVMEC is a wholly-owned subsidiary of CVME;

(C)	CVME owns all of the issued and outstanding shares in the capital of CVMEC;

(D)	CVMEC holds or has the right to acquire or intends to acquire the Property (as defined below);

(E)	CVME: and CVMEC desire to grant PARTNER, an option to earn a 50% interest in the Property.

NOW THEREFOR THIS AGREEMENT WITNESSES that in consideration of the recitals and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1	Definitions.

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms have the following meanings:

"Additional Property" has the meaning set forth in Section 11.3.

"Acquired Interest" has the meaning set forth in Section 11.1.

"Acquiring Party" has the meaning set forth in Section 11.1.

“Agreement", "herein", "hereby", "hereof", ,"hereunder" and similar expressions mean or refer to this agreement or any instrument supplementary or ancillary hereto; and the expressions "article", "paragraph" or "subparagraph" followed by a number mean and refer to the specified article, paragraph or subparagraph of this Agreement.

"Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control of a Party. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

"Area of Interest" means the area beginning at a point two (2) kilometres south and one (1) kilometre west of the southwest corner of the Property (license GEWM-12) and extending from that point, five (5) kilometres east and 15 kilometres ,north encompassing an area of approximately 7,500 hectares.

"assignor" has the meaning set forth in Section 10.2.

"CVME Group" means CVME and CVMEC, collectively and their respective Affiliates.

"Business Day" means any day of the year, other than Saturday, Sunday or any day on which banks are required or authorized to close in Toronto, Canada.

"cash price" has the meaning set forth in Section 10.2.

"Closing" means the date of signing of this Agreement.

"confidential information" has the meaning set forth in Section 9.1.

"Costs" means all costs and expenses incurred and monies expended by the parties in carrying out the Work, which will include, but not be limited to, all costs and expenses incurred and monies expended (and including any value added tax which must be remitted thereon):

(i)	in doing geophysical, geochemical, land Of geological examinations and surveys;

(ii)	in searching for, digging, trenching" sampling, assaying" testing, working, developing, )mining or extracting Ore, minerals and metals;

(iii)	in doing diamond and other drilling;

(iv)
in erecting and installing mining plant, milling plant, ancillary facilities, buildings, machinery, tools, appliances or equipment and constructing access roads, railroads and other transportation facilities for use in relation to the Property, on or off the Property;

(v)	in transporting Ore, minerals" metals, personnel, supplies, mining or milling plant, buildings, machinery, tools, appliances or equipment in, to or from the Property;

(vi)	in paying wages and salaries (including "fringe benefits") of personnel and consultants directly engaged in performing Work;

(vii)	in paying assessments or contributions under worker's compensation, employment insurance, pension or other similar legislation or ordinances relating to such personnel;

(viii)	in supplying food, lodging and other reasonable needs for personnel;

(ix)	in obtaining independent legal and accounting and support services directly relating to Work;

(x)
in keeping the Property in good standing under the mineral tenure legislation in Colombia or under the Underlying Agreements, including establishment and/or maintenance of a regional office and its staff to support this and all other exploration and development operations;

(xi)	for improving, protecting or perfecting title to the Property;

(xii)	in Property payments and Property acquisition and maintenance costs including those under the Underlying Agreements;

(xiii)	in preparing engineering, geological, financial or marketing studies and reports and activities related thereto:

(xiv)
in connection with any applications and necessary studies for the obtaining of permits, licenses, and other regulatory approvals including the preparation for and attendance at hearings and other meetings relating to the Property;

(xv)	in preparing a Preliminary Feasibility Study and any reports supplementary thereto;

(xvi)	the amount of any Differential Payment; and

(xvii)	including, without duplication, any amounts paid to CVME as cash calls under Section 7.4;

plus an amount to offset general overhead and administration expenses of CVME as equal to $30,000 per month payable to CVME, allocated to the Costs of the Property on which CVME is Operator.

"Differential Payment" shall have the meaning set forth in Section 4.1.

“Effective Date” of this Agreement shall be April 23, 2010.

"Feasibility Study" means a "feasibility study" as defined in NI 43-101 "Standards of Disclosure for Mineral Projects", provided that if the Feasibility Study is prepared by PARTNER or one of its Affiliates! it will be reviewed by an independent firm of international mining engineers and the cost of such review will be included as qualified Costs incurred by PARTNER toward the exercise of the Option.

"Fair Market Value" is the greater of: (i) the value determined for the Property and its assets, reserves and resources, or a portion thereof as determined by applying current market conditions, prices and costs to the model used as a determinant of commerciability within a Preliminary Feasibility Study or Feasibility Study performed by a qualified third party On the Property; or (ii) the estimated auction value of Mineral Reserves & Mineral Resources (per NI 43-101) and assets of the property as determined by qualified third party; or (iii) a combination thereof.

“Governmental Authority” means any foreign, domestic, national, federal, provincial, territorial, state, regional, municipal or local government or authority, quasi government authority, fiscal or judicial body, government or self regulatory organization, commission, board, tribunal, organization, or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing.

"Interest" means the undivided right, title arid interest of a Party in the Property.

"Laws" means all statutes, ,codes ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings Or awards, policies, voluntary restraints, guidelines, or any provisions of such Laws, including general principles common and civil Law and equity, binding on or affecting the Person referred to in the context in which such word is used, and "Law" means anyone of foregoing.

"NI 43-101" shall mean National Instrument 43-101 "Standard of Disclosure for Mineral Projects" of the Consolidated Ontario Securities Act, Regulations and Rules as the same has been amended from time to time.

"Mineral Rights" means:

(a)
prospecting licenses, exploration licenses, mining leases, mining license, mineral concessions, permits and claims and other forms of mineral tenure or other rights to Ore, or to work upon lands for the purpose of searching for, developing or extracting Ore under any form of mineral title recognized under the laws applicable in Colombia, whether contractual statutory or otherwise; or

(b)	any interest in any Mineral Right.

"Non-Operator" means PARTNER or a PARTNER Affiliate.

"Other Rights" means any interest in real property, whether freehold, leasehold, license, right of way, easement, any other surface or other right ill relation to real property, and any right, licence or permit in relation to the use or diversion of water, but excluding any Mineral Rights.

"Operator" means CVME (or it’s designate in the CVME Group).

“Option" means the rights and options granted to PARTNER to earn art Interest in the Property pursuant to Article 4.

"Option Period" means, in relation to the Option, the period of time between the granting of the Option and the date that the Option is exercised.

“Ore" means all materials containing a mineral or minerals of commercial economic value extracted or derived from the Property.

"PARTNER Work Codes" has the meaning set forth in Section 2.1.

“Party” or “Parties” means the initial parties to this Agreement and their respective successors and permitted assigns which become parties to this Agreement and, where the context requires, means the CVME Group.

“Preliminary Feasibility Study” means a “preliminary feasibility study" as defined in NI 43-101 “Standards of Disclosure for Mineral Projects", provided that if the Preliminary Feasibility Study is prepared by PARTNER or one of its Affiliates, it will be reviewed by an independent firm of international mining engineers and the cost of such review will be included as qualified Costs incurred by PARTNER toward the exercise of the Option.

"Products" means any marketable Ore, concentrates, precipitates, dare, metal or other product produced from the Property.

"Property" means as of the date of Closing, the Property described as such in Schedule" A", as to which CVMEC now holds or which it has the right to acquire.

"Qualified Person" has the meaning set forth in Section 4.1(1)(c).

"Shareholders' Agreement" means a shareholders' agreement in substantially the form set forth in Schedule "B".

"Technical Committee" means the technical committee established pursuant to Section 3.1.

"Term" has the meaning set forth in Section 16.1.

"Underlying Agreements" means any agreement under which an interest in the Property is originally acquired from the Underlying Owner.

"Underlying Owner" means a party to an Underlying Agreement other than any of the CVME Group or PARTNER or its Affiliates.

"Vesting Date" has the meaning set forth in Section 4.1(2).

"Work" means prospecting, exploration, development or other mining work approved by the Technical Committee and performed on or in relation to the Property, including the preparation of a Preliminary Feasibility Study.

"Year 1" has the meaning set forth in Section 4.1(1)(a).

"Year 2" has the meaning set forth in Section 4.1(1)(b).

"Year 3" has the meaning set forth in Section 4.1(1)(c).

Section 1.2	Interpretation.

(a)	Words importing the singular number will mean and include the plural and vice versa, and words importing the masculine gender will include the feminine and neuter genders.

(b)	Any schedule attached hereto is hereby incorporated by reference and forms part of this Agreement.

(c)	Any statement of or reference to dollar amounts in this Agreement means coin or currency of the United States of America.

(d)
The division of this Agreement into articles and paragraphs, the provision of any index hereto and the insertion of headings are for convenience reference only and are not intended to affect the construction or interpretation hereof.

(e)
All representations, warranties, covenants and agreements of any of CVME, CVMEC or CVMEC in this Agreement will be deemed to be joint and several representations, warranties, covenants and agreements of each of CVME, CVMEC and CVMEC.

(f)	Any reference in this Agreement to CVME's interest in the Property will apply to any interest held directly by CVME and indirectly through CVMEC and/or CVMEC.

(g)
Any right or privilege that any of CVME, CVMEC, CVMEC or the CVME Group may have hereunder may be exercised by any of them, and any election made, notice or waiver given or agreement entered into by anyone of CVME, CVMEC or CVMEC pursuant to this Agreement will be binding on all of them for the purposes of this Agreement.

ARTICLE 2
OPERATOR

Section 2.1	CVME as Operator.

(1)
Designation of Operator. CVME shall carry out Work as Operator in accordance with PARTNER's codes for work practice (the "PARTNER Work Codes") including, without limitation, in relation to communities, sustainable development, health and safety and the environment. So long as CVME is the Operator of the Property, PARTNER shall reimburse CVME for its Costs to be incurred annually for administration and overhead in the amount of $30,000 per month, which reimbursement shall constitute "Costs" incurred by PARTNER.

(2)
PARTNER Personnel. On the Property where CVME is the Operator, PARTNER shall have tile right to designate personnel from its own resources to be used for the projects on the Property, including the project geologist and site manager and other personnel, which personnel shall report either to tile CVME country manager or project manager, as applicable, and shall take directions from such person.

(3)
Consultants. CVME will notify PARTNER with respect to any outside consultant that CVME wishes to use in connection with the Property; provided, however, that PARTNER shall have the right to promptly object to any such consultant, in which case, the same will not be used.

ARTICLE 3
TECHNICAL COMMITTEE

Section 3.1	Formation.

Upon the Closing, CVME and PARTNER will form a technical committee (the "Technical Committee") in accordance with this Article 3. Each of CVME and PARTNER has the right to appoint one (1) member each to the Technical Committee. Such committee will be responsible during the Option Period for determining Work programs to be conducted on the Property under Option and any significant program amendments; for receiving and reviewing the technical reports of the Operator summarizing the results of the Work; and for approving the material terms of or any modifications to the Underlying Agreements of the Property under Option.

Section 3.2	Work.

No Work will be carried out and no Costs will be incurred except in accordance with Work programs and budgets approved from time to time by the Technical Committee.

Section 3.3	Approval.

If the members of the Technical Committee are unable to agree on any matter to be approved or decided by the Technical Committee, Gustavson Associates, LLC ("GA") of Lakewood, Colorado, will be retained to review the matter and make the deciding vote within fifteen (15) days, CVME and PARTNER will hold GA harmless and recognize GA as an independent 3rd party, notwithstanding that GA prepared a technical report, dated March 31, 2010, with respect to the Property and may perform work for the Parties in the future.

Section 3.4	Meetings

The Technical Committee will meet at least twice in each year, unless otherwise agreed.

ARTICLE 4
OPTION ON PROPERTY

Section 4.1	Option on Property.

(1)
Grant of Option. PARTNER shall have the following expenditure and payment requirements with respect to the Property, subject to any termination under Section 4.2 or Section 8.2 with respect to the Property. In each case where PARTNER has not met the minimum expenditure commitment(s) in any year, PARTNER shall pay to CVME within thirty (30) days of the end of the applicable year the differential between the actual expenditures incurred and such minimum expenditure commitment(s)(a "Differential Payment") If Partner does not make the Differential Payment within forty five (45) days of the end of the applicable year, all rights of PARTNER with respect to the Property shall be terminated under Section 4,5. Any such Differential Payment shall constitute Costs incurred, rather than payments made to CVME.  Excess expenditures in anyone year above the minimum expenditure commitment for that year shall not be credited to the minimum expenditures commitment in following years (but shall be credited to the aggregate expenditures commitments). A phase of exploration shall be deemed complete by agreement between PARTNER and CVME, but shall occur no later than twelve (Ii) months after initiation of that phase, and any unexpended funds shall be added to funding for that Property required from PARTNER for the next phase of exploration.

In accordance with the foregoing, the CVME Group hereby grants to PARTNER the right and option to earn a 50.00 % Interest in the Property by completing all of the following:

(a)
Within 30 Business Days after Closing PARTNER shall have funded a minimum of $2,200,000 for Costs in Year 1 and shall have made a cash payment of $100,000 to CVME. At the end of this phase (Year 1), PARTNER Shall have earned a 25.00% Interest in the Property;

(b)
Within 30 Business Days after completion of Year 1, PARTNER shall have funded a minimum of $2,500,000 additional for Costs in Year 2 and shall have made a cash payment of $150,000 to CVME. At the end of this phase (Year 2), PARTNER shall have earned an additional 15,00% Interest in the Property, Of an aggregate of 40.00%;

(c)
Within 30 Business Days after completion of Year 2, PARTNER shall have funded a minimum of $2;800,000 additional for Costs in Year 3, shall have made a cash payment of $250,000 to CVME in Year 3, and shall have funded an aggregate minimum of $8,000,000 of Costs and cash payments (including all Costs funded. and cash payments made in Year 1, Year 2 and Year 3), which includes funding for a Preliminary Feasibility Study that contains a resource calculated to NI 43-101 standards and is approved by an independent third party "Qualified Person" (as defined in NI 43-101). At the end of this phase (Year 3), PARTNER shall have earned an additional 10.00% Interest in the Property, (or an aggregate of 50.00%.

(2)	CVME Interest. CVME, at its sole discretion, Within forty five (45) calendar days of Year 3 and its receipt and acceptance of the Preliminary Feasibility Study, has the option of either;

(a)
Maintaining and managing its undivided 50% interest in the Property for its benefit by funding its share of agreed future program costs, or by disposing of all or part of its interest otherwise as CVME so determines; or

(b)
Vending all or part of its undivided 50% interest in the Property for shares of a listed or unlisted company holding PARTNER's interest in the Property said shares being valued at the three (3) month average price for shares prior to said vend-in, based on the greater of the ‘Fair Market Value' of the Property or other valuation method as determined by a Qualified Person, at no more than an eight percent (8%) discount rate, and acceptable to relevant regulatory authorities.

(3)
Vesting of Interest. The completion of the requirements in Section 4.1(1) shall be verified by (i) written notice delivered to CVME by PARTNER, signed by an officer of PARTNER, to which is attached a written statement in reasonable detail setting out the particulars of ail Costs, fundings and payments to CVME, prepared by the internal or independent accountants acting for Partner.  Such written notice and delivery will be conclusive evidence of the exercise of the Option. On the thirty first (3101) day after CVME's receipt of PARTNER's notice, unless a notice of objection has been given by CVME, PARTNER shall be deemed to have vested up to a 50.00% Interest, depending on elections made by PARTNER, in the Property, subject only to the terms of this Agreement, including the provisions of Article 5 (with the date of such vesting herein defined as the "Vesting Date").

Section 4.2	CVME Options.

Within sixty (60) days of the Vesting Date, CVME may elect any of the following options, by notice in writing given to PARTNER within sixty (60) days of such Vesting Date:

To be determined by mutual agreement.

Section 4.3	Funding Report.

Subject to prior termination pursuant to Section 4.2 or Section 8.2 hereof, and so long as PARTNER has the Option to acquire any Interest in the Property, then, within sixty (60) days of the end of the anniversary date of Closing, PARTNER will deliver to CVME a written notice signed by an officer of PARTNER confirming that PARTNER has funded the minimum Costs and payments required by the end of such year with respect to the Property, attaching thereto a written statement in reasonable detail prepared by the internal or independent accountants acting for PARTNER setting out the particulars of such fundi.ngs and payments. Each such written notice will be conclusive evidence of the Costs funded by PARTNER unless CVME gives written notice to PARTNER questioning such Costs within thirty (30) days of its receipt of PARTNER's notice.

Section 4.4	Funding Audit.

If CVME delivers a notice of objection pursuant to this Section 4.4, then forthwith after its delivery CVME will refer the matter to its auditors for confirmation. If CVME's auditors do not confirm to CVME the amount of funding and payments stated to have been incurred by PARTNER, then PARTNER will instruct its auditors to confer and attempt to reach agreement with CVME's auditors as to the eligible Costs. If the auditors do not reach agreement within sixty (60) days after the date of CVME's notice of objection, then the matter will be referred to arbitration pursuant to Article 15. The decision of the arbitrator or arbitrators, as the case may be, will be final and binding on the Parties. If the auditors of the Parties agree or the arbitrator(s) determine that the amount of funding and payments incurred by PARTNER are less than the relevant amount required under Section 4.1, then within fifteen (15) days thereafter PARTNER will pay the amount of such deficiency into a trust account to be expended by PARTNER on further Work. If PARTNER fails to pay such deficiency by the due date, then the Option with respect to the Property will be cancelled.

Section 4.5	Failure to Acquire Interest.

If PARTNER fails to fund the minimum Costs and elects not to or fails to make the applicable cash payments for Year 1, all within the time periods set out in Section 4.1, then PARTNER's Interest in the Property immediately reverts to CVME, with no encumbrances, liens or attachments. If PARTNER fails to incur the aggregate minimum Costs, elects not to or fails to make the applicable aggregate cash payments, or fails to deliver the Preliminary Feasibility Study, all within the time periods set out in Section 4.1, then CVME shall give PARTNER notification of same ("Notification"), from which date PARTNER shall have thirty (30) days to correct and cure said deficiency. Should said curative action not take place within the allotted time period, then CVME shall have the right, but not the obligation, to reacquire any Interest earned and held by PARTNER by paying PARTNER within one hundred and eighty (180) days from Notification the lesser of (i) Fair Market Value of that Interest, or (ii) one-and-one-half (1.5) times the documentable amount of funds provided to the project under the terms of this Agreement. Upon receipt of payment, PARTNER shall revert any and all Interest in the Property to CVME, free and clear of all encumbrances, liens and attachments and this Agreement and the Option shall terminate thereto in respect with Section 8.3. Notwithstanding the foregoing, neither Party shall be deemed to be in default with respect to any of its obligations under this Agreement if the non-performance or default is due to the non-performance or default of the other Party.

ARTICLE 5
FORMATION OF NEWCO CORPORATION

Section 5.1	Formation of NEWCO Corporation.

Unless CVME chooses an option permitted under section 4.2, promptly after the Vesting Date (or earlier by mutual consent) with respect to the Property, CVME and PARTNER (or Affiliates) will form a separate corporation for the ownership, operation and market-listing of the Property, which will enable each party to the greatest extent possible to maximize value, liquidity and tax benefits while minimizing environmental and other liabilities from its participation in: the joint development and operation of the Property without significant detriment to the other Party and with each Party owning shares or share capital, directly or indirectly, in the corporation in proportion to their Interests. Promptly after the formation of the Newco corporation, CVME will cause the titles to the Property to be transferred to such Newco corporation free and clear of all liens, charges and encumbrances, except for obligations arising from the Underlying Agreements and any royalty or similar agreements existing on the date hereof, by or through the CVME Group, and all Costs shall be borne by the Newco corporation.

Section 5.2	Shareholders' Agreement and Future Funding.

Concurrently with the formation o£ a Newco corporation pursuant to this Article 5, the Parties' will forthwith enter into and execute the Shareholders' Agreement in substantially the form attached as Schedule "B" to this Agreement pursuant to which the Parties who are shareholders in such Colombian corporation will cause the corporation to issue such number of shares or to designate such proportion of share capital as is proportionate to their respective Interests in the Property held by such Newco corporation.

Section: 5.3	Exclusion of Property.

Upon the effective date of the Shareholders' Agreement the Property related thereto and the affairs of the parties with respect to the Property will be governed solely by the Newco corporation and the Shareholders Agreement.

ARTICLE 6
RIGHT TO ENTER AND DO WORK

Section 6.1	Operator Access.

Subject to the provisions of this Agreement and, in particular, the access rights of the Non-Operator set forth in Section 6.2 hereof, an Operator will have the sole and exclusive right during the Option Period:

(a)	to enter in, under and upon the Property;

(b)	to have exclusive tan quiet pos-session of the Property;

(c)
to carry out all Work as may be required under the provisions of this Agreement, including bringing or erecting upon the Property machinery, equipment and ancillary facilities including, without limiting the generality of the foregoing, housing, utility services, roads, conveyors, plants, buildings, waste areas, tailing areas, disposal areas or systems and aircraft landing areas; and

(d)	to remove Ore, minerals or metals from the Property in reasonable quantities for the purpose of obtaining assays or making other tests.

Section 6.2	Non-Operator's Access.

During the Option Period, a Non-Operator will have the rights of access described in Section 7.3(f).

Section 6.3	Title Matters.

During the Option Period, the Operator will have the right and obligation to do such acts and things as are reasonably necessary to protect and improve, any right, title or interest in and to the Property, which right and obligation will include, without limitation, the right to obtain in the name of CVMEC improved mineral tenures for the Property or any part thereof in accordance with the provisions of the mining laws of Colombia, in which event such improved mineral tenures will forthwith constitute part of the Property and be subject to the terms and conditions of this Agreement.

ARTICLE 7
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 7.1	CVME Representations and Warranties.

CVME hereby represents and warrants, to the best of its knowledge as of the Effective Date, that, except to the extent disclosed to PARTNER

(a)	each of CVME and CVMEC is a corporation duly organized and in good standing in the jurisdiction in which it is organized and CVMEC is qualified to do business in Colombia;

(b)	each of CVME and CVMEC has the right to enter into this Agreement, and all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)
subject to the Underlying Agreements, CVME through CVMEC is or has the right to become the beneficial and recorded owner of the mineral licences comprising the Property free and clear of all liens, charges and encumbrances except for this Agreement, the Underlying Agreements and all charges, encumbrances and liens that arise by operation of law;

(d)
there is no adverse claim or challenge against or to the ownership of or title to the Property, nor to the knowledge of CVME is there any basis therefor, and there are no outstanding agreements or options between CVME, CVMEC or CVMEC and any third party whatsoever with respect to the Property Or any portion thereof except for the Underlying Agreements;

(e)
other than pursuant to the Underlying Agreements, no person, firm or corporation has any proprietary interest in the Property other than a Party hereto and no person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, Ores, metals or concentrates removed from the Property except for the Underlying Agreements;

(f)
all activities carried out on the Property by any of the CVME Group prior to the date of this Agreement were carried out in strict compliance with all applicable environmental laws and regulations; there is to the best of CVME's knowledge no hazardous waste is situated on or in the Property nor is there currently any significant reclamation work required in respect of any of the Property;

(g)	CVME has given PARTNER full access to all of the relevant correspondence, reports, studies, ,maps, results, analyses and documents in its possession or control relating to the Property;

(h)	CVME CVMEC or CVMEC has the right to perform Work on and grant an ownership interest in all of the Property; and

(i)	no consent or approval to enter into this Agreement is necessary that has not been received.

Section 7.2	PARTNER Representations and Warranties.

PARTNER hereby represents and warrants, as of the Effective Date, that:

(a)	it is a corporation duly incorporated and in good standing in its jurisdiction of incorporation and will become qualified to do business in Colombia if it becomes the Operator for the Property;

(b)
it has the right to enter into this Agreement and all corporate and/ or other actions required to authorize it to enter into and perform this Agreement have been properly taken and this Agreement constitutes a legal, valid and binding obligation of PARTNER enforceable against it in accordance with its respective terms subject only to any limitation under applicable Laws relating to bankruptcy, winding-up, insolvency, arrangement and other similar Laws of general application affecting the enforcement of creditors’ rights, and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;

(c)	PARTNER has given CVME full access to all of the relevant correspondence, reports, studies, maps, results, analyses and documents in its possession or control relating of the Property; and

(d)	no consent or approval to enter into this Agreement is necessary that has not been received.

(e)
the execution, delivery and performance by PARTNER of this Agreement does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, any of the terms or provisions of its constating documents or by-laws or any contracts or instruments to which it is a party or pursuant to which any of its assets or property may be affected and will not result in the violation of any Law.

Section 7.3	Operator's' Covenants.

Each of the Parties hereby covenants and agrees, so long as it is Operator under the terms of this Agreement

(a)
to carry out Work in a prudent and workmanlike manner, with the degree of effort, skill and judgment that is in accordance with good exploration, construction, mining, processing and engineering practices generally prevailing in the Canadian mining industry and in accordance with all applicable laws and regulations and all agreements, permits and licenses relating to the Property;

(b)
to pay and discharge all wages and accounts for material and services and all other costs and expenses that may be incurred by the Operator in connection with its Work on the Property, and to save the Non-Operator harmless from and against all liens in respect of such Work which may be filed against the Property, and in the event of any liens being so filed; to proceed forthwith to have the same removed, provided that the foregoing provision will not prevent the Operator from properly contesting in good faith any claims for liens which the Operator considers unjustified;

(c)
to maintain the Property or the rights to acquire the same in good standing under the Underlying Agreements and the mining laws of Colombia including; without limitation, making all payments and expenditures required under each of the Underlying Agreements, if any;

(d)
to indemnify and save the Non-Operator, its directors, officers, employees or representatives harmless from all claims and demands, costs (including reasonable attorneys' fees and expenses incurred by the Non-Operator), damages, actions, suits or other proceedings whatsoever arising out of or attributable to the negligent acts or omissions of the Operator, its employees of representatives under this Agreement;

(e)
to maintain and keep in force and, upon request by the Non-Operator, provide reasonable documentary verification of the following insurance in respect of its activities on the Property, which will protect the interests of the Non-Operator within the limits of such insurance and subject to availability in Colombia:

(i)
Automobile Liability Insurance - covering bodily injury (including passenger hazard) and property damage arising from the operation of any vehicles used in the operations and activities under this Agreement, with inclusive limits of not less than $20,000 for anyone occurrence. With respect to insurance on non-owned vehicles, the policy will provide coverage for liability assumed under this Agreement.

(ii)
Comprehensive General Liability Insurance - covering liability for bodily injury and property damage arising from operations and activities under this Agreement. This insurance will include coverage {or the contingent liability with respect to the operations and activities of contractors and subcontractors, the contingent employer's liability of the Operator and the liability assumed by the Operator under this Agreement. The limits of such insurance will be not less than $200,000 inclusive for anyone occurrence.

(iii)
Workers' Compensation Insurance - covering all employees engaged in the Work under this Agreement to the extent required by the laws of Colombia at any other governmental authority having jurisdiction over the operations under this Agreement,

(iv)
All Risk Property Insurance - covering all real and personal property of the Non-Operator under the cafe, custody and/or control of the Operator, where the values thereof exceed a deductible amount of fiat mare than $5,000.

(f)
to permit the Non-Operator, its employees or duly authorized representatives, on reasonable notice to the Operator, access to the Property, the information and data with respect to same, and the Operator's books and records in relation thereto in order to examine any Work carried out by or on behalf of the Operator and results obtained therefrom, provided that the Non-Operator will not materially interfere with or obstruct the operations of the Operator, its employees or agents on the Property, and provided further that the Non-Operator and its representatives will enter upon the Property at their own risk, and the Non-Operator hereby agrees to indemnify and save the Operator, its directors, officers, employees or representatives harmless from all claims and demands, costs (including reasonable attorneys' fees and expenses incurred by the Operator), damages, actions, suits or other proceedings whatsoever arising out of or attributable to the negligent activities of the Non-Operator, its employees or representatives on the Property;

(g)
to keep the Non-Operator reasonably informed on a timely basis of significant results of Work performed Oft the Property and to supply the Non-Operator with at least monthly reports while Work is in progress, a general summary of Costs on a quarterly basis, and annual summary reports on or before January 31 of each year containing copies of maps and material data: compiled by the Operator and a statement of Costs incurred with respect to the Property during the previous calendar year;

(h)	to the extent required, record all material Work done in any year on or with respect to the Property as assessment work or its equivalent in Colombia;

(i)	to respond promptly to all reasonable requests by the Non-Operator for information relating to Work and the activities on or relating to the Property;

(j)	without prejudice to Section 7'.3(b) hereof, to keep Property free and dear of all liens, encumbrances and charges save and except for this Agreement and the Underlying Agreements; and

(k)
if PARTNER or an Affiliate of PARTNER becomes Operator, to leave the Property upon termination of the Option or this Agreement in a condition that is in substantial compliance with the requirements of the Underlying Agreements and all applicable laws of Colombia including, without limitation, regulations pertaining to environmental matters.

Section 7.4	Cash Calls.

CVME, as Operator is entitled to receive from PARTNER and PARTNER shall advance to CVME for the Property> under an annual program and budget approved by the Technical Committee under Section 3.1:

(i)	at the beginning of the first project year, its anticipated Costs to be incurred during such year; and

(ii)
thereafter, quarterly for each project year, its anticipated Costs to be incurred during the ensuing three month period against an approve annual program and budget conforming with Section 3.1, except as otherwise agreed by the parties.

ARTICLES 8
ABANDONMENT OR EXCLUSION OF PROPERTY AND TERMINATION

Section 8.1	Notice to Abandon.

If at any time during the term of this Agreement either" of the CVME Group or PARTNER wishes to abandon all or any portion of the Property, it will give the oilier Party at least thirty (30) days notice prior to the intended abandonment date. If the notified Party is interested in retaining an interest in such mineral property, it will advise the notifying Party who must promptly transfer such mineral property to the notified party at no cost save and except the reimbursement in respect of any outstanding licence fee deposit or bonding amounts related thereto If the notified party does not respond within the thirty (30) day period, or is not interested in retaining an interest in such mineral property, then such mineral property can be abandoned, Upon such abandonment the abandoned mineral property will cease to be a part of the Property for the purposes of this Agreement

Section 8.2	PARTNER Termination.

(a)
PARTNER may, in its sole discretion at any time and by notice (accompanied by any payment required by this Section 8.2 to CVME not less than ninety (90) days in advance of the effective date of such termination:

(i)
terminate the Option, without further obligation (other than under Section 8.3 or as may have otherwise arisen prior to termination) in respect of the Property to which the Option relates, provided that it has funded with respect to the Property not less than the amounts required for Year 1 under Section 4.1(1)(a) or made the Differential Payment to CVME;

(ii)
terminate this Agreement without further obligation hereunder (other than under Section 8.3 or as may have otherwise arisen prior to termination), provided that it has funded all amounts referred to in this Article 8, or in either case paid any unfunded balances to CVME.

(b)
Upon any termination of the Option pursuant to this Section 8.2, PARTNER will have on further tights or interest in relation to the Property and the Property will no longer be subject to this Agreement, except as has been earned into as of the date of termination.

Section. 8.3	Certain Obligations.

Upon arty termination of the Option or this Agreement, in addition to the requirements of Section 7.3(k):

(a)	each party must ensure that all core, maps, data, reports and records relating to the Property and any copies thereof are forthwith copied to the other party,

(b)	each party shall return to the other party any software and computer programs that ate then being used Of held by such party and thereafter shall cease the use of the same;

(c)
if the termination relates to the Option, then PARTNER must pay or reimburse the CVME Group for the Costs of keeping the Property and Underlying Agreements in good standing as required under Section 7.3(c) for a period of not less than ninety (90) days after the effective date of termination; and

(d)
during such ninety (90) day period, PARTNER may at its own expense, enter upon and remove from the Property any and all buildings, plant, machinery, tools and equipment or other property of PARTNER, provided that any property not so removed within such period after termination will become the property of CVME.

Section 8.4	Survival.

The provisions of Section 8.3 and of Article 9 survive any termination of this Agreement.

ARTICLE 9
CONFIDENTIAL INFORMATION

Section 9.1	Confidential Information

The Parties agree to treat this Agreement and all terms and conditions hereof, and all data, reports, records, and other information (hereafter, collectively, the "confidential information") coming into the possession: of the Parties by virtue hereof as confidential except if disclosure is required by law, by regulation or by any securities commission or stock exchange or in connection with the filing of a prospectus or exchange offering prospectus by a Party or any of its Affiliates.

Section 9.2	Permitted Disclosure.

Notwithstanding Section 9.1 a Party may disclose confidential information:

(a)
to its employees, representatives, contractors, subcontractors, consultants, financiers, governmental agents and regulators to the extent necessary to assist the Party in carrying out its obligations under this Agreement or for other legitimate business purposes,

(b)
to potential acquirers of an Interest or of an interest in such Party or any of its Affiliates, provided that the disclosure of the confidential information has agreed to be bound by confidentiality provisions at least equivalent to those of this Agreement. The disclosing Party hereby assumes liability to the other Parties for any breach of such confidential obligations by the person, firm, company or other entity to which such disclosing Party disclosed such confidential information, or

(c)	to the extent required by law or by a lawful requirement of any Governmental Authority or stock exchanges having jurisdiction over a Party or its Affiliates.

Section 9.3	Disclosure with Consent.

Notwithstanding any other provision of this Article 9, confidential information may be disclosed by any of the CVME Group with the consent of PARTNER, and by PARTNER with the consent of CVME, in either case which consent will not be unreasonably withheld.

Section 9.4	Notice of Excepted or Permitted Disclosure.

Each Party agrees to inform the other Party in advance in the event that it intends to make any public announcement or disclosure excepted or permitted hereunder in sufficient time (not less than two (2) business days in the other Party's country before the time of intended disclosure) when practicable to permit the other Party to jointly or simultaneously make a similar public announcement or disclosure if they so desire and with sufficient opportunity to request that reasonable changes be made in such proposed announcement.

ARTICLE 10
TRANSFER OF INTEREST IN MINERAL PROPERTIES

Section 10.1	Definition.

In this Article, the term "assign" means to sell, assign, transfer, sublet, grant an option, make a declaration of trust or otherwise convey an interest in the Property.

Section 10.2	Right of First Offer.

If the CVME Group or- PARTNER (the "assignor") wishes to assign any part or all of its Interest in the Property or its interest in this Agreement (either, the "Interest", for the purposes of this Article 10 only), other than as described in Section 10.4 or Section 10.5, then it will give written notice of such proposed assignment to the other Patty. Such notice will specify the interest offered, the terms of assignment and the cash consideration (the "cash price") which the assignor will accept for such Interest. For a period of forty five (45) days following receipt of such notice, the- other Party may elect, by notice in writing to the assignor together with delivery of the cash consideration to purchase the Interest or part thereof offered for the cash consideration and otherwise substantially upon those terms specified in the notice. If the other Party does not so elect, the assignor will be free to complete the assignment of such Interest to one, but not more than one third party, subject to Section 10.3 and provided that such assignment must be completed within one hundred and eighty (180) days from the date that the other Party declined or failed to elect in timely fashion to purchase such Interest and must be for a price and upon terms and conditions no less favourable to the assignor than those set out in the assignor's notice. If an assignment is not completed within such one hundred and eighty (180) day period then the provisions of this Article 10 will apply with respect to any subsequent assignment or proposed assignment of such Interest.

Section 10.3	Assignment to Third Party.

If an assigning Party wishes to assign any part or all of its Interest to an assignee who is not a Party or an Affiliate of a Party, the assigning Party must require that such assignee enter into an agreement with the other Party concurrent with such assignment containing:

(a)
a covenant by such assignee to be bound by this Agreement to the same extent as if this Agreement had been originally executed by the assigning Party and such assignee as joint and several obligors making joint and several covenants in relation. to the assigned Interest;

(b)	a provision expressly acknowledging that any further assignment of such assigned Interest will be subject to the restrictions contained in this Article 10; and

the assignor will thereupon be relieved from all obligations in respect of the part of its Interest so assigned which thereafter accrue under this Agreement. Notwithstanding the foregoing Of any other provision of this Agreement, no assignment may be made by PARTNER (as the assigning Party) to any third party assignee unless both PARTNER and the third party assignee provide CVME with evidence, satisfactory to CVME in its sole discretion, as to the financial strength and technical capability of such third party assignee to fulfill the obligations set forth in this Agreement.

Section 10.4	Affiliate Transfers.

A Party may assign all, but not less than all, of its Interest in the Property to an Affiliate at any time without complying with the notice and first right provisions of Section 10.2 hereof, provided that the Affiliate delivers to the other Party concurrently with such assignment an agreement containing the consent and acknowledgement described in Section 10.3 hereof, and that the assigning Patty will continue to remain principally liable to the other Party for the performance of its obligations under this Agreement.

Section 10.5	Party to Party Transfers.

A Party may assign its Interest or any part thereof to another Party at any time without complying with the notice and first right provisions of Section 10.2 hereof.

Section 10.6	No Assignment.

Notwithstanding any other provisions of this Article 10, no assignment is permitted that would violate any of the Underlying Agreements or jeopardize the rights of any party thereto other than the Underlying Owner.

ARTICLE 11
AREA OF INTEREST

Section 11.1	Operator's Obligations Limited.

The Operator will not be under any obligation to stake or otherwise acquire any mineral claims Or other Mineral Rights in relation to mineral properties in the Area of Interest, except in accordance with this Article 11.

Section 11.2	Limitation on Acquisitions.

Each of the CVME Group and PARTNER hereby covenants and agrees with the other Party that it shall not acquire, nor shall it permit any Affiliate to acquire, any Mineral Rights or Other Rights (or interest therein) located wholly or in part within the Area of Interest (in this Article, the "Acquired Interest") unless me Acquired Interest is made subject to the terms of this Agreement and the acquiring Party (or, if an Affiliate of a Party has completed the acquisition, then such Patty, in either case in this Article referred to as the "Acquiring Party") complies with the provisions of this Article 11.

Section 11.3	Acquisition of Acquired Interest.

Forthwith upon completing an acquisition of an Acquired Interest, the Acquiring Party shall give notice thereof to the other Patty, setting out the location of the Acquired Interest and all information known to the Acquiring Party and its Affiliates about such Acquired Interest, the costs of acquisition and all other pertinent details relating thereto.

Upon receipt of such notice, the notified Party shall have a period of thirty (30) days to elect, by notice to the Acquiring Party, to include all of such Acquired Interest in the Property and make it subject to the terms of this Agreement. Upon such election such Acquired Interest shall constitute "Additional Property" for inclusion in the Property thereafter for all purposes of this Agreement.

During the Option Period, if the other Party elects to include the Acquired Interest as part of the Property and if the Acquiring Party is PARTNER, the acquisition costs shall be included as Costs and shall be credited to PARTNER's commitment in respect of aggregate Costs tinder Section 4.1(1)(c). If the Acquiring Party is CVME Group, PARTNER will reimburse it for its acquisition costs promptly upon PARTNER's election to include the Additional Property. Notice of Rejection.

If, within the SO-day period referred to in Section 11.3, the notified Party does not give the notice referred to therein, it shall be deemed to have consented to the exclusion of the Acquired Interest in question from the Area of Interest; which may thereafter be held or dealt with by the Acquiring Patty and its Affiliates free of the terms and conditions of this Agreement.

Section 11.4	Further Assurances.

Each of the Parties will execute and deliver or cause to be executed and delivered such further documents and instruments and give such further assurances as CVMEC may reasonably require to evidence and give effect to any acquisition or transfer of Mineral Rights contemplated in this Article 11.

Section 11.5	Non-Compliance Constitutes Default.

Non-compliance with the provisions of this Article 11 by an Affiliate of a Party constitutes a default under this Agreement by the Party with whom the acquiring party is affiliated (the" parent") unless the parent can satisfy the other party hereto that the Affiliate was acting independently and at arm's length from the parent, without information from or direction by the parent and that the parent could not reasonably have enforced compliance with the terms hereof by its Affiliate in the circumstances.

Section 11.6	Other Activities and Interests.

Except as expressly provided in this Agreement, each Party and its Affiliates will have the right independently to engage in and receive the full benefit of its business activities, whether or not competitive with the other Party without consulting the other Party and the doctrines of “corporate opportunity” or “business opportunity” will not apply to any other activity, venture or operation of any Party or its Affiliates. A Patty will not have any obligation to arty other Party with respect to any opportunity to acquire any Mineral Rights or Other Rights outside of Colombia, or within Colombia after the termination of this Agreement, unless otherwise specifically provided for herein.

ARTICLE 12
ACQUISITIONS IN COLOMBIA

Section 12.1	Acquisitions in Colombia

During the term of this Agreement, none of PARTNER or its Affiliates may directly or indirectly acquire, or allow any agent or other person to acquire on its behalf or on behalf of any of its Affiliates, any Mineral Rights located in Colombia unless:

(a)	such acquisition is made subject to the terms of this Agreement and in compliance with the provisions this Article 12; or

(b)
such Mineral Rights ate a part of (i) art acquisition of a major operating mine or interest therein (that is; having annual gross revenues of at least $5,000,000 or, according to a feasibility report prepared by a third party in accordance with international industry standards, expected to produce such revenues) or (ii) pursuant to the acquisition of all or substantially all of the assets or share of another company having interests or property positions in Colombia, which are not the principal properties of such company and which company has annual gross revenues or net assets of at least $5,000,000; Northing herein shall preclude the acquisition of a non-controlling interest in any company a.th has properties or interests in Colombia.

(c)	such Mineral Rights era for oil, gas, coal or uranium.

ARTICLE 13
NOTICES

Section 13.1	Parties' Co-ordinates.

All payments, notices, reports or other communications required or permitted by this Agreement will be in writing and will be deemed to have been properly given and received when delivered by hand or sent by facsimile or registered mail with all postage or delivery charges fully prepaid and addressed to the Parties, respectively, as follows:

To PARTNER:

Universal Gold Holdings (Cayman), Limited
c/o KDS Capital,
53 Davies Street, Mayfair,
London W1K 5JH, U.K.

Attention: President
Fax: 44 20 7152 6994 ; Tel: 442 07152 6995

To CVME or CVMEC:

Core Values Mining & Exploration Company
3721 State Highway 74, Suite 14 (if by Courier)
P.O. Box 3925 (if by Postal Service)
Evergreen, CO 80437-3925 (if by Courier: 80439)

Attention: President
Fax: 1-303-670-9947 (Tel: 1-303-670-9945)

With a copy to:

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario
Canada
M5L 1B9

Attention: D'Arcy Nordick
Fax: (416) 947-0866 (Tel: 1-416-869-5508)

or to the latest known address of the Party concerned, as furnished pursuant to Section 13.3.

Section 13.2	Deemed Receipt.

Any payment, notice, report or communication which is sent by facsimile will be deemed to have been received by the addressee on the first Business Day following the electronic sending thereof. In all other instances, the date of receipt by addressee will be the date of actual delivery.

Section 13.3	Change of Address.

A Party may change its address, facsimile number or e-mail address for the purpose hereof by giving written notice of such change to the other Party at the latest address provided in accordance with this article.

ARTICLE 14
FORCE MAJEURE

Section 14.1	Definition.

For the purposes of this Article 14, "force majeure" means fire; power shortage; strike, lockout or labour dispute; aboriginal disputes; inability to access to the Property; .wars, terrorism, riots or civil disorders; Acts of God; governmental, whether federal, provincial, state, regional, or municipal, laws, regulations or requirements; of any other cause beyond the reasonable control of the Party seeking to rely upon the force majeure. 'The settling of labour disputes will for the purposes of this definition be deemed to be beyond the control of the Party seeking to rely upon the labour dispute as a force majeure and nothing herein contained will place any obligation upon it to settle any labour dispute. The payment of monies from one Party to the other Party will be deemed to be within the reasonable control of the Party who is to pay and the lack of funds for any such payment will not be considered a force majeure.  The Patty intending to rely on the force majeure will, upon occurrence of the force majeure, provide prompt written notice to the other Party setting out the basis upon which the Party intends to rely on the force majeure as well as the point in time at which the force majeure occurred. For greater certainty, a force majeure will only extend the period of time necessary for performance of obligations under this Agreement that are directly affected by the force majeure and the Party relying on the force majeure will continue to perform all of its obligations under this Agreement that are not directly affected by the force majeure.

Section 14.2	Extension of Time.

Time will be of the essence of this Agreement, provided that the time or times within which any right hereunder may be exercised, Work must be carried out 01' any obligation performed by a Party wile so long as the Party uses reasonable efforts to mitigate the effects of the force majeure, be extended by a period of time equal to all periods of time during which such Party is prevented" hindered or delayed in exercising such tight, doing such Work or performing such obligation hereunder by reason of any event of force majeure.

ARTICLE 15
ARBITRATION

Section 15.1	Arbitration of All Disputes.

If any dispute arises between the Parties or any of them in respect of any matter relating to this Agreement or with respect to the interpretation of this Agreement the same will be submitted to arbitration in accordance with the following provisions.

Ontario Arbitration.  The dispute will be referred to and finally resolved by arbitration in Toronto, Ontario in accordance with the applicable provisions of the International Commercial Arbitration Act (Ontario) (the "ICAA"), so far as lawful thereunder and in accordance with the provisions of this Article 15. The award of the arbitrator will be final and binding. All disputes referred to arbitration shall be governed by the substantive law of Ontario. The arbitral tribunal will consist of a sole arbitrator selected by agreement of the Parties, failing such agreement within twenty (20) days after the filing of the request for arbitration the sole arbitrator will be appointed in accordance with the ICAA from a list of ten (10) persons submitted to the Parties. Each of the Parties will have the right to delete four (4) persons from such list and the arbitrator will be one person not deleted from such list. Each person on such list will have substantial experience and recognized expertise in the fields of the matters in dispute. The Parties hereby stipulate that the arbitrator's fee will be a reasonable hourly rate agreed to by the Parties, multiplied by the total time of the arbitrator spent concerning the arbitration. The arbitrator will be entitled to receive payment for reasonable disbursements. If the Parties are unable to agree on a fee within thirty (30) days after the filing of the request for arbitration, then the fee will be established in accordance with the ICAA. The Parties further stipulate that the administrative charge will be a reasonable average hourly rate agreed by the Parties for the services of the personnel administering the arbitration, plus a reasonable percentage (not to exceed 10%) for overhead, plus reasonable disbursements. Failing art agreement of the Parties: within 30 days of the request for arbitration, the charge will be determined in accordance with the ICAA. If any Party refuses to arbitrate or institutes any proceeding to stay or enjoin arbitration, the other' Parties, will be awarded reimbursement of all expenses and legal fees incurred in connection with any such proceeding to stay or enjoin arbitration.

Section 15.2	Arbitration Binding.

The decision of the arbitrator will be in writing and signed by the arbitrator and will be final and binding upon the Parties as to any question or questions so submitted to arbitration.

Section. 15.3	Arbitrator's Costs.

Unless otherwise determined by the arbitrator, the compensation and expenses of such arbitrator will be paid in equal proportions by the Parties involved in a dispute.

ARTICLE 16
GENERAL

Section 16.1	Non-competition.

For the duration of this Agreement and for a period of three (3) years following the termination of this Agreement (the "Term"), PARTNER agrees not to compete, directly or indirectly, on its own behalf or in connection with any person, in any capacity whatsoever, including as an employer, employee, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee or consultant or by and through any corporation, cooperative, partnership, trust, unincorporated association or otherwise ac on, be engaged in, have any financial or other interest in or be otherwise commercially involved in any endeavour, activity or business in all or any part of the Area of Interest.

Section 16.2	Non-Solicitation.

During the Term, PARTNER shall not, on its own behalf or on behalf of or in connection with any other person, directly or indirectly, in any capacity whatsoever including as an employer, employee, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchiser, franchisee, distributor, consultant, supplier or trustee or by and through any corporation, cooperative, partnership, trust, unincorporated association or otherwise:

(a)
employ, offer employment to or solicit the employment or engagement of or otherwise entice away from the employment of tile CVME Group any individual who is employed by the CVME Group whether or not such individual would commit any breach of his contract or terms of employment by leaving tile employ of the CVME Group; or

(b)	procure or assist any person to employ, offer employment or solicit the employment or engagement of or otherwise entice away from the employment of the CVME Group any such individual.

Section 16.3	Further Assurances.

Each Party will, from time to time, and at all times, perform sum acts, execute and deliver such deeds and documents, and give such assurances as are reasonably required in order to perform, carry out and give effect to the terms of this Agreement.

Section 16.4	Waivers.

A waiver of any breach or a provision of this Agreement will not be binding upon a Party unless the waiver is in writing and such waiver will not affect such Party's rights in respect of any subsequent breach or enforcement.

Section 16.5	Entire Agreement.

The terms of this Agreement express and constitute the entire agreement between the Parties with respect to the Property and no implied covenant or liability of any kind is created or will arise by reason of anything contained in this Agreement. This Agreement supersedes and replaces all previous agreements, whether written or oral, between the Parties in respect of the Property.

Section 16.6	Choice of Law.

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario (excluding any conflict of laws rule or principle which might refer such construction to the laws of another jurisdiction) and the laws of Canada applicable therein.

Section 16.7	Succession.

This Agreement will inure to the benefit of and be binding upon the Parties hereto, their respective successors and their permitted assigns.

IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement the 23rd of April 2010.

CORE VALUES MINING & EXPLORATION COMPANY	CORE VALUES MINING & EXPLORATION COMPANY SUCURSAL COLOMBIA

Per	Per:
/s/ R.C. Moores		/s/ R.C. Moores
c/s		c/s

Authorized Signatory Richard C. Moores, II, President		Authorized Signatory Richard C. Moores, II, President,
Per	Per:	Gerente General CE 357270

Name & Title		Name & Title

UNIVERSAL GOLD HOLDINGS (CAYMAN), LIMITED

Per
/s/ David S. Rector
c/s

Authorized Signatory

Per
David S. Rector, Director
Name & Title

SCHEDULE “A”

DESCRIPTION OF PROPERTY

PART 1.           TOLDAFRIA PROJECT.

The Licenses for such project are attached as Schedule"A-1”.

SCHEDULE “A-1”

TOLDAFRIA PROJECT MINING LICENSE(S)

[GRAPHIC]

The Toldafria prospect (license GEWM-12) is located approximately 10 km southeast of the city of Manizales in the Villamaria municipality, Department of Caldas, Colombia.

Table 4-1 Toldafria Property Corners

Point Easting Northing Latitude Longitude
1 848500 1039680 4 º 57’ 13.05” N 75º 26’ 36.20” W
2 849340 1039680 4 º 57’ 13.10” N 75º 26’ 8.94” W
3 849340 1039600 4 º 57’ 10.50” N 75º 26’ 8.93” W’
4 849630 1039600 4 º 57’ 10.52” N 75º 25’ 59.42” W
5 849630 1038200 4 º 56’ 24.95” N 75º 25’ 59.43” W
6 848500 1038200 4 º 56’ 24.88” N 75º 26’ 36.10” W